Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Media: Kim Link 314/994.2936 Investors: Jennifer Beatty 314/994.2781

Arch Coal Completes Senior Note and Term Loan Offerings, Amends Credit Facility

ST. LOUIS (Nov. 21, 2012) — Arch Coal, Inc. (NYSE: ACI) today closed on its previously announced $375 million senior unsecured notes and $250 million incremental secured term loan.  Under the terms of the credit agreement, the $250 million incremental term loan will reduce the size of Arch’s revolving credit facility to $350 million from $600 million.  The company intends to use the net proceeds from these financings for general corporate purposes.  Following these transactions, Arch has cash and investments of $1.2 billion and total available liquidity of approximately $1.4 billion, on a pro forma basis as of Sept. 30.

Separately, Arch successfully amended its senior secured revolving credit facility, relaxing the financial maintenance covenants until Dec. 31, 2015.  Among other revisions, Arch must adhere to a minimum liquidity covenant that requires the company to maintain available liquidity of at least $450 million through Dec. 30, 2015.

“Arch’s recent financing efforts enhance our cash and liquidity position and eliminate potentially restrictive financial covenants, providing us with greater financial flexibility in case industry headwinds persist longer than anticipated,” said John T. Drexler, Arch’s senior vice president and chief financial officer.  “This comprehensive financing plan also provides Arch with tools to de-lever when coal markets recover.  While our leverage is currently above our long-term targeted range, we have no major debt maturities until 2016 and 45 percent of our outstanding debt will be pre-payable or callable within the next year.”

The incremental term loan will carry an interest rate of LIBOR plus 4.50 percent initially, subject to a LIBOR floor of 1.25 percent.  The interest rate on the incremental term loan can step down to LIBOR plus 4.25 percent after 12 months from the original term loan issuance date, subject to certain conditions.  The incremental term loan was priced at 99 percent of par, resulting in a 6 percent annual yield.

The senior notes have been offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to sell or a solicitation of an offer to buy any securities.  The senior notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.

U.S.-based Arch Coal is a top five global coal producer and marketer.  Arch is the most diversified American coal company, with mining complexes across every major U.S. coal supply basin.  Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on five continents.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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